 Exhibit 3.1

CERTIFICATE OF AMENDMENT
OF
FOURTH AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
TCI SOLUTIONS, INC.

The undersigned hereby certifies as follows:

      He is the duly elected, qualified and acting Chief Financial Officer and Secretary of TCI Solutions, Inc., a Delaware corporation organized and existing under the General Corporation Law of the State of Delaware (the "Corporation").
      The first sentence of Article IV of the Corporation's Fourth Amended and Restated Certificate of Incorporation is hereby amended to read as follows:

      "FOURTH: The total number of shares that the Corporation shall have authority to issue is ninety-seven million seven hundred ninety-nine thousand three hundred twenty-one (97,799,321) shares, consisting of sixty-five million (65,000,000) shares of common stock, par value $0.001 per share (the "Common Stock"), and thirty-two million seven hundred ninety-nine thousand three hundred twenty-one (32,799,321) shares of preferred stock, par value $0.001 per share."

      The amendment set forth herein has been duly approved and adopted by the Board of Directors of the Corporation.
      The necessary number of issued and outstanding shares of capital stock of the Corporation required by statute were voted in favor of the amendment.
      Such amendment was duly adopted in accordance with the provisions of Sections 228 and 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by Stephen P. DeSantis, its Chief Financial Officer and Secretary, this 28th day of July, 2003.

/s/ Stephen P. DeSantis
Stephen P. DeSantis

Chief Financial Officer and Secretary